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                                                                  EXHIBIT 10.85


                           FEDERAL EXPRESS CORPORATION
                      RETIREMENT PLAN FOR OUTSIDE DIRECTORS

         1. Purpose and Description. Federal Express Corporation, a Delaware corporation (the "Company"), has established, effective July 17, 1989 (the "Effective Date"), the Federal Express Corporation Retirement Plan for Outside Directors (the "Plan") in order to attract, retain and motivate directors who are not also employees of the Company ("Outside Directors" or, individually, an "Outside Director") to serve on the Company's Board of Directors (the "Board"). The Plan is not intended to be an employee benefit plan within the meaning of
Section 3(3) of the Employee Retirement Income Security Act of 1974 or to be a qualified plan under Section 401(a) of the Internal Revenue Code of 1986. Benefits provided by the Plan shall be payable out of the assets of the Company as a general, unsecured obligation of the Company.

         2. Retirement Benefit. An Outside Director who has completed at least five years of service on the Board as an Outside Director and who terminates his or her directorship on the Board on or after the Effective Date shall be entitled to a retirement benefit commencing as of the first day of the fiscal quarter of the Company next following the later of the date of termination of his or her directorship on the Board or the date such director attains age 60. Such benefit shall be an annual amount, payable thereafter in quarterly installments for 10 years, equal to a percentage of the Final Year Retainer Fee, hereinafter defined, set forth in the schedule below according to such director's number of years of service on the Board as an Outside Director:

             Years of Service                Percentage

                less than 5                      0%
                     5                          50%
                     6                          60%
                     7                          70%
                     8                          80%
                     9                          90%
                10 or more                     100%

         For the purposes of the Plan, "Final Year Retainer Fee" shall mean the annual retainer fee being paid to Outside Directors for serving on the Board (exclusive of fees paid for attending Board or Board committee meetings and excluding the annual fee paid for serving as chairperson of a Board committee) at the time of termination of a director's service on the Board which gives rise to such director's entitlement to benefits under the Plan.

         3.   Death Benefit.

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              (a) Pre-Retirement Death. If an Outside Director's directorship on the Board is terminated by reason of his or her death and if, at the time of death, such director could have retired from the Board and become entitled to the retirement benefit provided under paragraph 2 above, such director's surviving spouse shall be entitled to a death benefit commencing as of the first day of the fiscal quarter of the Company next following the later of the date of the director's death or the date that such director would have attained age 60. Such death benefit shall be an annual amount, payable thereafter in quarterly installments for 10 years, equal to a percentage of the Final Year Retainer Fee determined pursuant to the schedule in paragraph 2 above according to such deceased director's number of years of service on the Board as an Outside
Direct.

              (b) Post-Retirement Death. In the event of the death of a former Outside Director who, at the time of his or her death, was receiving installment payments of the retirement benefit provided pursuant to paragraph 2 above, such director's surviving spouse shall be entitled to receive as a death benefit the remaining unpaid installments of such retirement benefit which shall be payable at the same time and for the same period as such remaining installments would have been paid to the deceased director.

         No death benefits shall be payable under this Plan in respect of a deceased director or former director who is not survived by his or her spouse or who, prior to death, had received a cash-out distribution of a retirement benefit pursuant to paragraph 4 hereof.

         4. Cash-Out Distribution Option. Either an Outside Director who becomes entitled to a retirement benefit or the spouse of a deceased current or former Outside Director who becomes entitled to a death benefit under the Plan may, at his or her option, elect to receive a cash-out distribution of such benefit. Such cash-out distribution shall be an amount equal to the lump-sum present value of the undistributed installments of such benefit at the time of such election, computed on the basis of the discount rate then used by the Company in determining the present-value equivalency of a deferred pension benefit under the Company's defined benefit pension plan covering employees generally. A cash-out distribution of a retirement or death benefit under the Plan shall, when made to the person entitled thereto, constitute full satisfaction of the Company's obligation to pay such benefit.

         5. Administration. The Plan shall be administered by the Compensation Committee of the Board (the "Committee"), which shall have full power and authority to interpret the provisions of the Plan and determine eligibility for benefits, to determine all questions arising in the administration of the Plan, to adopt such rules, regulations and procedures which it deems necessary for the administration of the Plan and to recommend any modifications, changes or amendments to the Plan to the full Board. The determinations of the Committee with respect to the Plan shall be binding upon all persons having an interest in the Plan.

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         6.   Non-Assignability of Benefits. Benefits under this Plan shall not be assignable or transferable in any manner, nor shall they be subject to garnishment, attachment or other legal process.

         7. Effect. Neither the establishment of the Plan or any modification thereof, nor the creation of any account on the books of the Company, nor the payment of any benefit hereunder shall be construed as giving to any Outside Director or other person any legal or equitable rights against the Company, any officer or employee thereof or the Committee except as herein provided.

          8. Amendment and Termination. The Board may at any time amend or terminate this Plan. However, no amendment or termination shall alter or impair benefits accrued under the Plan at the time of such amendment or termination.

         AUTHORIZED BY THE BOARD OF DIRECTORS the 17th day of July 1989.



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